                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )

                                 AJL Peps Trust
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    009710104
                                 (CUSIP number)


Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

CUSIP No.    009710104                13G                    Page  2 of 11 Pages
--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS

             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                    Morgan Stanley Group Inc.
                    IRS # 13-283-8891
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) / /
                                                                   (b) / /
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.

--------------------------------------------------------------------------------
       NUMBER OF               5    SOLE VOTING POWER
        SHARES                                0
      BENEFICIALLY             -------------------------------------------------
       OWNED BY                6    SHARED VOTING POWER
         EACH                              1,114,345 **
       REPORTING               -------------------------------------------------
      PERSON WITH              7    SOLE DISPOSITIVE POWER
                                                  0
                               -------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                          1,114,345 **
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,114,345 **
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        7.12% **

--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                    IA, CO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

                    ** AS OF 12/31/96

CUSIP No.     009710104               13G                    Page  3 of 11 Pages

--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS

             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                Morgan Stanley & Co. International Ltd.

--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /

--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                Organized under the Laws of England

--------------------------------------------------------------------------------
       NUMBER OF           5    SOLE VOTING POWER
        SHARES                                 0
      BENEFICIALLY         -----------------------------------------------------
       OWNED BY            6    SHARED VOTING POWER
         EACH                             840,200 **
       REPORTING           -----------------------------------------------------
      PERSON WITH          7    SOLE DISPOSITIVE POWER
                                               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                         840,200 **
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 840,200 **

--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.37% **

--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                BD, CO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

                    ** AS OF 12/31/96

CUSIP No.   009710104                 13G                    Page 4 of  11 Pages

--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS

             S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
              Morgan Stanley & Co. Incorporated
              IRS # 13-265-5996
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a) / /
                                                        (b) / /

--------------------------------------------------------------------------------
      3      SEC USE ONLY


--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION
              The state of organization is Delaware.

--------------------------------------------------------------------------------
  NUMBER OF             5   SOLE VOTING POWER
   SHARES
  BENEFICIALLY          --------------------------------------------------------
  OWNED BY              6   SHARED VOTING POWER
    EACH                          274,145 **
  REPORTING             --------------------------------------------------------
  PERSON WITH           7   SOLE DISPOSITIVE POWER
                                        0
                        --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
                                  274,145 **
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               274,145 **

--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  1.75% **

--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
              BD, CO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

                    ** AS OF 12/31/96

CUSIP No.     009710104               13G                  Page   5  of 11 Pages

Item  1 (a)                 Name  of  Issuer

                            AJL Peps Trust

Item  1 (b)                 Address  of  issuer's  principal  executive  offices
                            2-18-12, Minami-Azabu
                            Minatoku, Tokyo 106
                            Japan

Item  2 (a)                 Name  of  person  filing

                        (a) Morgan  Stanley  Group  Inc.
                        (b) Morgan Stanley & Co. International Ltd.
                        (c) Morgan Stanley & Co. Incorporated

Item  2 (b)                 Principal  business  office

                        (a) 1585 Broadway
                            New  York,  New  York  10036

                        (b) 25 Cabot Square
                            Canary Wharf
                            London E 14 4 QA
                            England

                        (c) 1585 Broadway
                            New  York,  New  York  10036

Item  2 (c)                 Citizenship

                            Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item  2 (d)                 Title  of  class  of  Securities

                            Common  Stock

Item  2 (e)                 Cusip  No.

                            009710104

 Item    3             (a)  Morgan Stanley Group Inc. is (e) an Investment
                            Adviser registered under section 203 of the Investment Advisers Act of 1940.

                       (b) Morgan Stanley & Co. International Ltd. is (a) a Broker-Dealer doing business under the laws of the United Kingdom. Morgan Stanley & Co. International Ltd. is filing this statement pursuant to Rules 13d-1(b) and 13d-2(b), relying on such rules and using Schedule 13G in accordance with no-action assurances from the Division of Corporate Finance, Office of Tender Offers.

                       (c) Morgan Stanley & Co., Incorporated is (a) a Broker-Dealer registered under section 15 of the Securities Exchange Act of 1934.

 Item    4                  Ownership

                            Incorporated by reference to Items (5) - (9) and
                            (11) of the cover page pertaining to each reporting person.

CUSIP No.   009710104                 13G                   Page  6  of 11 Pages



Item    5            Ownership  of  5  Percent  or  Less  of  a  Class

                  a) Inapplicable

                  b) Inapplicable

                  c) As of the date hereof Morgan Stanley & Co., Incorporated, has ceased to be the beneficial owner of more than five percent of the class of securities.

Item    6            Ownership of More than 5 Percent on Behalf of Another
                     Person

                     Accounts managed on a discretionary basis by Morgan Stanley & Co. International Ltd., a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                     Inapplicable

Item    8            Identification and Classification of Members of the Group

                     Inapplicable

Item    9            Notice  of  Dissolution  of  Group

                     Inapplicable

Item    10           Certification

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.  009710104                  13G                     Page 7 of 11 Pages


                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




  Date :           May 14, 1997

  Signature :      /s/Bruce Bromberg
                   ----------------------------------------------------------

  Name/Title:      Bruce Bromberg / Counsel Morgan Stanley & Co. Incorporated
                   ----------------------------------------------------------
                   MORGAN  STANLEY  GROUP INC.

  Date :           May 14, 1997

  Signature :      /s/Bruce Bromberg
                   ----------------------------------------------------------

  Name/Title:      Bruce Bromberg / Counsel Morgan Stanley & Co. Incorporated
                   ----------------------------------------------------------

                   MORGAN  STANLEY & CO. INTERNATIONAL LIMITED

  Date :           May 14, 1997

  Signature :      /s/Stuart J.M Breslow
                   ----------------------------------------------------------

  Name/Title:      Stuart J.M Breslow / Principal Morgan Stanley & Co.
                   Incorporated
                   ----------------------------------------------------------
                   MORGAN STANLEY & CO., INCORPORATED

                 INDEX  TO  EXHIBITS                                       PAGE
                 -------------------                                       ----
  EXHIBIT  1     Agreement to Make a Joint Filing.                            8

  EXHIBIT  2     Secretary's Certificate Authorizing Bruce Bromberg           9
                 to Sign on Behalf of Morgan Stanley Group Inc.

  EXHIBIT  3     Secretary's Certificate Authorizing Bruce Bromberg
                 to Sign on Behalf of Morgan Stanley International
                 Ltd.                                                        10

  EXHIBIT  4     Secretary's Certificate Authorizing Stuart J. M. Breslow    11
                 to Sign on Behalf of Morgan Stanley & Co., Incorporated